Information: Paul V. Dufour	For Immediate Release
Telephone: (972) 401-7391	October 20, 2004

IMCO RECYCLING SAYS CUSTOMER BANKRUPTCY FILING WILL

CAUSE IT TO REPORT A SMALL THIRD QUARTER NET LOSS

Irving, Texas—IMCO Recycling Inc. (NYSE:IMR) today announced that it now expects to report a net loss of about $.02 to $.03 per common diluted share for the third quarter of 2004. The expected loss is due to a September 30 bankruptcy filing by INTERMET Corporation that prevents IMCO from recognizing $3.2 million of revenues for third quarter 2004 shipments of specification aluminum alloys to that customer. The costs associated with these shipments will be recorded in the quarter.

IMCO estimates that the INTERMET bankruptcy filing will reduce its third quarter 2004 financial results by about $.11 per share. The company is aggressively pursuing recovery of the value of these shipments through the bankruptcy process. If funds are recovered, they would be reported as income in future periods when received.

The company previously announced that it expected its third quarter 2004 net earnings to be in the range of $.11 to $.13 per share. In the third quarter of 2003 the company had a net loss of $693,000 or $.04 per share.

IMCO’s preliminary revenues for the third quarter of 2004 were about $283 million, ten percent above those of the same period a year ago. Excluding the effect of the customer’s bankruptcy filing, gross profit in the 2004 period was near management’s expectations.

The company’s total debt declined by about $30 million in the third quarter of 2004 due to higher cash flow from operating activities, improved working capital management, and to the utilization of approximately $5 million of restricted cash for various capital spending projects in the current year. The use of restricted cash to fund capital spending allowed IMCO to pay down debt with cash flow from operating activities.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

.    .    .    .    .    .    .    .    .    .     .    .    .    .    .    .    .    .    .    .     .    .    .    .    .    .    .    .    .     .    .    .    .    .    .    .    .    .    .     .

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning future recoveries of sales revenues, net earnings, and net earnings per share, and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the financial condition of the company’s customers and the retention of its major customers; the timing and amounts of collections; the availability at favorable costs of aluminum scrap and other metal supplies that the company processes; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; the continuation of, or further declines in, the U.S. can recycling rate; future natural gas and other fuel costs of the company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future downturns in the automotive markets in the U.S. and Europe; future decreases in recycling outsourcing by primary producers; fluctuations in operating margins for the products and services the company provides; the future mix of product sales vs. tolling business; currency exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2003, and on Form 10-Q for the quarter ended June 30, 2004, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

#####

2